Exhibit 99.1

               [Health and Retirement Properties Trust Letterhead]

                                              December 18, 1997


FOR IMMEDIATE RELEASE                         For more information
                                              Contact:
                                              David J. Hegarty, President or
                                              Ajay Saini, Treasurer
                                              (617) 332-3990

                Health and Retirement Properties Trust Announces
              Private Placement of $150 Million 6 3/4% Senior Notes
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         Newton,  MA: Health and Retirement  Properties  Trust  (NYSE:HRP) today announced that is has completed a private placement of $150 million of 6 3/4% Senior Notes due in December 2002. The net proceeds of the placement were used to reduce outstanding borrowings under HRP's revolving line of credit which were at a floating interest rate.

         These Senior Notes have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Health and Retirement Properties Trust is a real estate investment trust headquartered in Newton, Massachusetts which primarily owns nursing homes, retirement living properties, medical office buildings and clinics. HRP currently has approximately $2.1 billion of real estate investments located throughout the United States and an equity market capitalization of approximately $2 billion.

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